Exhibit 7

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	BARCLAYS CAPITAL 745 Seventh Avenue New York, NY 10019
CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

January 29, 2012

Auto Acquisition Company, LLC

c/o The Gores Group, LLC
10877 Wilshire Boulevard, 18th Floor
Los Angeles, CA 90024
Attention: Michael Nutting

The Pep Boys – Manny, Moe & Jack
$425,000,000 Senior Secured First Lien Term Facility
$125,000,000 Senior Secured Second Lien Term Facility
Amended and Restated Commitment Letter
Ladies and Gentlemen:

Reference is made to the commitment letter (including Exhibits A, B and C thereto, the “Prior Commitment Letter”) dated January 18, 2012 among Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Barclays Bank PLC (“Barclays Bank” and, together with CS, the “Initial Lenders”), and Barclays Capital, the investment banking division of Barclays Bank (“Barclays Capital” and, together with CS Securities, the  “Arrangers”; Barclays Bank together with Barclays Capital and their respective affiliates, “Barclays”; Credit Suisse and Barclays collectively being referred to herein as the “Commitment Parties”, “we” or “us”), and you, a Delaware limited liability company (“Holdings” or “you”).  The parties hereto agree that this commitment letter (including the Term Sheets (as defined below) and other attachments hereto, this “Commitment Letter”) amends, restates, supersedes and replaces in its entirety the Prior Commitment Letter.

You have advised us that you intend to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), from the public shareholders thereof, and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “First Lien Term Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Second Lien Term Facility Term Sheet” and, together with the First Lien Term Facility Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain a senior secured asset-based revolving credit facility (the “ABL Facility”), in an aggregate principal amount of up to $325,000,000, (b) the Borrower will obtain the senior secured first lien term loan facility (the “First Lien Term Facility” and together with the ABL Facility, the “First Lien Facilities”) described in the First Lien Term Facility Term Sheet, in an aggregate principal amount of up to $425,000,000 and (c) the Borrower will obtain the senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Term Facility, the “Facilities”) described in the Second Lien Term Facility Term Sheet in an aggregate principal amount of up to $125,000,000.

1.	Commitments.

In connection with the foregoing, CS is pleased to advise you of its commitment to provide 50% of the principal amount of each of the Facilities and Barclays Bank is pleased to advise you of its commitment to provide 50% of the principal amount of each of the Facilities, in each case, upon the terms set forth or referred to in this Commitment Letter and subject solely to the conditions set forth in Section 6 below and Exhibit C hereto.

2.	Titles and Roles.

You hereby appoint (a) the Arrangers to act, and the Arrangers hereby agree to act, as joint bookrunners and joint lead arrangers for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facilities and sole collateral agent for the First Lien Term Facility and the Second Lien Term Facility, in each case upon the terms and subject solely to the conditions set forth in Section 6 below and the conditions set forth in Exhibit C hereto. Each of the Arrangers and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

The Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably satisfactory to you (provided, that (i) your satisfaction and consent shall not be (x) unreasonably withheld, conditioned or delayed or (y) required with respect to any banks, financial institutions or other institutional lenders otherwise agreeing to provide, individually or in the aggregate, more than 15% of final orders submitted by potential lenders in respect of any of the Facilities individually and (ii) not more than five non-affiliated banks, financial institutions or other institutional lenders may be deemed unsatisfactory to you) (the “Limited Consent Right”), and you agree to provide the Arrangers with a period of at least 15 consecutive business days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities.  Notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto, the Initial Lenders will not be relieved of all or any portion of their commitments hereunder prior to the initial funding on the Closing Date as a result of such syndication and, unless you agree in writing, the Initial Lenders shall retain exclusive control over the rights and obligations with respect to their commitments in respect of each of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding on the Closing Date.  Without limiting your obligations to assist with syndication as set forth below, we agree that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, any of the Facilities, and in no event shall the commencement or completion of syndication of any of the Facilities constitute a condition to the availability of any of the Facilities on the Closing Date.  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and until the earlier of 90 days after the Closing Date and a Successful Syndication (as defined in the Fee Letter), you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of the Company and The Gores Group, LLC (the “Sponsor”), (b) direct contact between senior management, representatives and advisors of you, the Borrower and the Sponsor (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, in each case at mutually agreed upon times, (c) assistance by you, the Borrower and the Sponsor (and your using commercially reasonable efforts to cause the Company to assist) in the preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided a reasonably detailed business plan or projections of Holdings and its subsidiaries for fiscal years 2012 through 2017 and for the eight quarters beginning January 29, 2012, (e) prior to the launch of the syndication, your using commercially reasonable efforts to obtain a public corporate credit rating from Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and public ratings for each of the First Lien Term Facility and the Second Lien Term Facility from each of S&P and Moody’s, (f) your using commercially reasonable efforts to ensure that, until the earlier of 90 days after the Closing Date, and a Successful Syndication (as defined in the Fee Letter), there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, the Borrower, the Company or their respective subsidiaries being offered, placed or arranged (other than the Facilities, the ABL Facility, vendor financing arrangements and indebtedness expressly permitted under the Merger Agreement) and (g) the hosting, with the Arrangers, of a reasonable number of meetings of prospective Lenders at such times and places to be mutually agreed upon.  You agree to cooperate in good faith with the Arrangers to negotiate and deliver, and will use commercially reasonable efforts to negotiate and deliver, substantially final definitive documentation for the Facilities no later than five business days prior to the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of any of the Facilities on the Closing Date.

You agree, at the request of the Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers, (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation.  You further agree that each document to be disseminated by the Arrangers to any Lender in connection with the Facilities will, at the request of the Arrangers, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information, provided that you have been given a reasonable opportunity to review the following documents): (1) drafts and final definitive documentation with respect to the Facilities, including term sheets; (2) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and any funding and closing memoranda); (3) notification of changes in the terms of the Facilities; and (4) other administrative materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached (subject to the Limited Consent Right as provided above) and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to the Limited Consent Right as provided above), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.  To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company and the Sponsor promptly to provide) to the Arrangers such customary information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all customary financial information and projections (the “Projections”), as the Arrangers may reasonably request.

4.	Information.

You hereby represent that (which representation is provided to your knowledge insofar as it applies to information concerning the Company and its subsidiaries and their business) (a) all written information other than the Projections and other forward-looking information and information with respect to general economic or industry data (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives in connection with the Transactions is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to such Commitment Party (it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the Projections will be achieved).  You agree that if at any time prior to the later of (i) the closing of the Facilities and (ii) the completion of a Successful Syndication any of the representations in the preceding sentence would be incorrect (to your knowledge insofar as it applies to information concerning the Company and its subsidiaries and their business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to Information and Projections relating to the Company and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct under those circumstances.  In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to the Commitment Parties the fees set forth in this Commitment Letter and in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, are subject to (a) since January 30, 2011, there not having been any event, development or state of circumstances that has had or would have, individually or in the aggregate, a Company Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the applicable Term Sheets, and (c) the other conditions set forth in Exhibit C hereto.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect, violation or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, violations or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (b) prevents the ability of the Company to consummate the Merger (as defined in the Merger Agreement) or materially adversely effects the Company’s ability to perform its material obligations under the Merger Agreement; provided, however, that in the case of clause (a) only, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Company Material Adverse Effect: (i) changes in general economic, financial market or geopolitical conditions, except to the extent such changes have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other comparable companies, (ii) general changes or developments in any of the industries in which the Company or its subsidiaries operate, except to the extent such changes or developments have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other comparable companies, (iii) the announcement of the Merger Agreement and the transactions contemplated thereby, including any termination of, reduction in or similar materially negative impact on relationships, contractual or otherwise, with any material customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement of the Merger Agreement or the identity of the parties to the Merger Agreement, or compliance with the covenants set forth herein, (iv) changes in any applicable Laws (as defined in the Merger Agreement) or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other comparable companies, (v) any outbreak or escalation of hostilities or war or any act of terrorism, except to the extent such outbreak, escalation of hostilities, war or act of terrorism has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other comparable companies, or (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).

Each Initial Lender acknowledges and agrees that its commitment is not conditioned upon a Successful Syndication and is subject only to the conditions expressly set forth in this Section 6 and in

Exhibit C hereto, and upon satisfaction (or written waiver by the Initial Lenders) of such conditions, the initial funding of its commitments shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments of the Commitment Parties hereunder other than those in this Section 6 or in Exhibit C hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letter or the definitive documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate (or not perform) your (or its) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 6 and in Exhibit C hereto are satisfied (it being understood that (A) other than with respect to any UCC Filing Collateral, Stock Certificates or Intellectual Property (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be provided or perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or provision or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein provided or perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably (it being understood and agreed that the security interests in real property will be required to be perfected within sixty days after the Closing Date unless otherwise agreed by the applicable Agent), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the applicable Agent and to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the applicable Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the applicable Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (B), your sole obligation shall be to execute and deliver, or cause to be executed and delivered, necessary intellectual property security agreements to the Agent in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”), as applicable, and to irrevocably authorize, and to cause the applicable guarantor to irrevocably authorize, the Agent to file such intellectual property security agreements with the USPTO and USCO).  For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of Holdings, the Company, the Borrower and the other Guarantors for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock of the Borrower and its subsidiaries required as Collateral pursuant to the Term Sheets, (3) “Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks and copyrights registered with the USPTO or the USCO and (4) “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act, the Investment Company Act, no conflicts between the definitive documentation for the Facilities and the organization documents of the Loan Parties or material applicable law, status of the Facilities (together with the ABL Facility) and the guarantees thereof as senior debt and sole designated senior debt (if applicable), solvency (on a consolidated basis on the

Closing Date), and subject to permitted liens and the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its officers, directors, employees, agents, advisors, representatives, affiliates, partners, trustees, shareholders, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities, any use or intended use of the proceeds of the Facilities, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from (i) the willful misconduct, bad faith, or gross negligence of such Indemnified Person or (ii) a material breach of the funding obligations of such Indemnified Person under this Commitment Letter, (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket expenses of any Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of one primary counsel and one firm of local counsel in each relevant jurisdiction (and, in the case of a conflict of interest where the Indemnified Person affected by such conflict retains its own counsel, of another firm of counsel for such affected Indemnified Person)), incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith and (c) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, and disbursements and other charges of one primary counsel and one firm of local counsel in each relevant jurisdiction (and, in the case of a conflict of interest where the Indemnified Person affected by such conflict retains its own counsel, of another firm of counsel for such affected Indemnified Person)), incurred in connection with the enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith.  Notwithstanding any other provision of this Commitment Letter, none of you (or any of your subsidiaries or affiliates), the Company (or any of its subsidiaries or affiliates), the Sponsor (or any of its subsidiaries or affiliates) or any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct; provided that nothing contained in this sentence shall limit your indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any claim with respect to which the applicable Indemnified Person is entitled to indemnification under this Section 7.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and each Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty, in each case in connection with the transactions contemplated by this Commitment Letter, and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter.  Additionally, you acknowledge and agree that no Commitment Party is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby, in each case in connection with the transactions contemplated by this Commitment Letter).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and no Commitment Party shall have any responsibility or liability to you with respect thereto.  Any review by any Commitment Party of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrower, the Company and other companies with which you, Holdings, the Borrower or the Company may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you (other than to the Borrower) without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, any Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, such Commitment Party may on a confidential basis exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to such Commitment Party hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Commitment Party (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct).  Notwithstanding anything in Section 12 to the contrary, each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense or Barclays’ expense, as the case may be. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred and whether or not the condition set forth in clause (a) of the first paragraph of Section 6 of this Commitment Letter has been satisfied), and (b) the determination of the accuracy of any Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your obligations under the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that you will not, directly or indirectly, disclose this Commitment Letter nor the Fee Letter or any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, to any other person except (a) to the Sponsor and to your and the Sponsor’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) in the case of this Commitment Letter, to ratings agencies and potential Lenders in connection with their review of the Facilities or the Borrower, or (c) as required pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to the extent not prohibited by applicable law to inform us promptly thereof prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to (i) the Company and its officers, directors, employees, attorneys, accountants and advisors and to the arrangers for the ABL Facility on a confidential and need-to-know basis, and (ii) in any syndication or other marketing materials approved by the Arrangers in connection with the Facilities (including the Information Materials) or, to the extent required by applicable law, in connection with any public filing; and provided further that you may disclose the Fee Letter redacted in a manner satisfactory to the Arrangers in their sole discretion to the Company its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis. You may also disclose the aggregate amount of fees payable under the Fee Letter and the Term Sheets as a part of Projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of any of the Facilities or in any public filing relating to the Transactions.

We will treat as confidential all confidential information provided to us by or on behalf of you hereunder or in connection with the Transactions; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to the extent not prohibited by applicable law to inform you promptly thereof prior to such disclosure, except in connection with any request as part of any regulatory audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information and are advised of their obligation to keep such information confidential, (e) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information was already in our possession or is independently developed by us, (i) to rating agencies in connection with obtaining ratings for the Facilities, (j) to the extent you shall have consented to such disclosure in writing or (k) to the extent that such information is received by us from a third party that is not to its knowledge subject to confidentiality obligations owing to you or any of your subsidiaries.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or any Initial Lender’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation (with respect to indemnification, to the extent covered thereby) upon the occurrence of the Closing Date.

14.	PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.  You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 29, 2012.  The Initial Lenders’ offers hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding commitment on the Initial Lenders only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on July 27, 2012 (or such earlier date on which the Merger Agreement terminates or you, Merger Sub or any of your or their respective affiliates publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and the Initial Lenders’ commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their sole discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Joseph Kieffer
	Name:	Joseph Kieffer
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Managing Director

By	/s/ Christopher Reo Day
	Name:	Christopher Reo Day
	Title:	Vice President

BARCLAYS BANK PLC

By	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

Accepted and agreed to as of
the date first above written:

AUTO ACQUISITION COMPANY, LLC

By	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President